Exhibit 15

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of August 6, 2015, is made and entered into by and between the undersigned (“Shareholder”) and Luxor Capital Group, LP (together with its affiliates and its subsidiaries, the “Investor”).

WHEREAS, Investor and RCS Capital Corporation (the “Issuer”) have entered into that certain Investment Agreement dated as of August 6, 2015 (as may be amended, modified or waived in accordance with its terms, the “Investment Agreement”) pursuant to which Investor has agreed to purchase certain equity securities of Issuer (the “Subject Securities”), subject to the terms and conditions set forth therein;

WHEREAS, Issuer, RCS Capital Holdings, LLC, RCS Capital Management, LLC, the original members of RCS Capital Management, LLC, Luxor Capital Partners, LP, Blue Sands LC, Blue Sands B Inc., Blue Sands C Inc. and Blue Sands D Inc. have entered into that certain Termination Agreement dated as of August 6, 2015 (as may be amended, modified or waived in accordance with its terms, the “Termination Agreement”) pursuant to which the parties agreed to terminate the Services Agreement and the Put & Call Agreement (each as defined therein), subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, Shareholder owns, beneficially and of record, one share of Class B Common Stock, $0.001 par value (the “Class B Share”) and has the sole right to vote and dispose of, the Class B Share;

WHEREAS, in connection with the consummation of the transactions contemplated by the Investment Agreement and the Termination Agreement (i) Issuer will be required to obtain the approval of its shareholders under NYSE Rule 312.03 to issue the Preferred Stock and the Class A Common Stock issuable upon the conversion of the Preferred Stock contemplated by the Investment Agreement (the “Investment Agreement Approval”) and the issuance of Class A Common Stock pursuant to the Termination Agreement (the “Termination Agreement Approval” and, together with the Investment Agreement Approval, the “Approvals”);

WHEREAS, as an inducement to Investor to enter into the Investment Agreement and Termination Agreement, Investor has required that Shareholder enter into this Agreement, pursuant to which Shareholder agrees to vote its Class B Share in favor of the Approvals, subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration which is hereby acknowledged and agreed, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions; Revocation of Proxies.

(a) Agreement to Vote the Class B Share. Shareholder irrevocably and unconditionally hereby agrees that, from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned, reconvened or postponed meeting) of Issuer’s shareholders, however called, or in connection with any written consent of Issuer’s shareholders requested by the Company, Shareholder will, in each case, in connection with the Investment Agreement and the Termination Agreement, (i) execute a written consent for approval of the Approvals, (ii) appear at any meeting or otherwise cause the Class B Share owned by Shareholder (beneficially or of record) as of the relevant time to be counted as present thereat for purposes of calculating a quorum, and (iii) vote or cause to be voted (including by written consent, if applicable) the Class B Share as of the relevant time, for approval of the Approvals.

(b) Inconsistent Agreements and Actions. Shareholder shall not enter into any agreement, contract or understanding with any Person, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Class B Share in any manner which is in contravention of or inconsistent with this Agreement.

Section 2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Investor as follows:

(a) Organization. Shareholder is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b) Authorization. Shareholder has all necessary limited liability company power and authority, to execute, deliver and perform its (or his or her) obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder and, subject to the due authorization, execution and delivery of this Agreement by Investor and Issuer, this Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(c) Noncontravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its (or his or her) obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not (i) violate or conflict with any charter, bylaw or other organizational document of Shareholder (if applicable), (ii) violate, conflict with, result in a breach of or constitute a default under, any Contract to which Shareholder is a party or by which Shareholder or any of its properties or assets is bound, (iii) violate or conflict with any Law applicable to Shareholder or its properties or assets or (iv) result in the creation of any Encumbrances on the Class B Share (other than those expressly created for the benefit of Investor by this Agreement) except, in the case of each of clauses (i) through (iv) above, that is not intended to and would not prevent or impede the ability of such Shareholder to perform its obligations under this Agreement. Except as contemplated by this Agreement, neither Shareholder nor any of its Affiliates (1) has entered into any voting agreement or voting trust with respect to the Class B Share or entered into any other contract relating to the voting of the Class B Share except for such Shareholder’s organizational documents or (2) has appointed or granted a proxy or power of attorney with respect to the Class B Share.

(d) Approvals. The execution, delivery and performance by Shareholder of this Agreement, and the consummation by Shareholder of the actions to be taken by it hereunder in accordance with the terms hereof, do not and will not require any approval by any Governmental Authority or approval by any Third Party.

(e) Ownership of the Class B Share. Except for restrictions in favor of Investor pursuant to this Agreement and such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, the “blue sky” laws of the various States of the United States and any other applicable securities Laws (and except for the liens and other rights of those certain lenders set forth in the Pledge Agreement), Shareholder owns, beneficially and of record, the Class B Share free and clear of any proxy, voting restriction or Encumbrance and has sole voting power and sole power of disposition with respect to the Class B Share with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto, and no Person other than Shareholder has any right to direct or approve the voting or disposition of the Class B Share.

(f) Legal Actions. To the knowledge of Shareholder, as of the date hereof, there is no (i) Order pending or threatened against Shareholder or any other Person or (ii) Regulatory Agreement, in the case of each of clauses (i) and (ii), that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Shareholder of its obligations under this Agreement.

(g) Reliance. Shareholder understands and acknowledges that Investor is entering into the Investment Agreement and the Termination Agreement in reliance upon Shareholder’s execution and delivery of this Agreement, the accuracy of the representations and warranties of Shareholder contained herein and the covenants of Shareholder contained herein.

Section 3. Representations and Warranties of Investor. Investor represents and warrants to Shareholder as follows:

(a) Organization. Investor is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b) Authorization. Investor has all necessary corporate, limited liability company, partnership, trust or other entity power and authority to execute, deliver and perform its or his obligations under this Agreement. The execution, delivery and performance of this Agreement by Investor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Investor. This Agreement has been duly executed and delivered by Investor and, subject to the due authorization, execution and delivery of this Agreement by Shareholder and Issuer, this Agreement constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms

(c) Noncontravention. The execution and delivery of this Agreement by Investor does not, and the performance by Investor of its (or his or her) obligations hereunder and the consummation by Investor of the transactions contemplated hereby will not (i) violate or conflict with any charter, bylaw or other organizational document of Investor, (ii) violate, conflict with, result in a breach of or constitute a default under, any Contract to which Investor is a party or by which Investor or any of its properties or assets is bound, (iii) violate or conflict with any Law applicable to Investor or its properties or assets or (iv) result in the creation of any Encumbrances on the Class B Share (other than those expressly created for the benefit of Investor by this Agreement) except, in the case of each of clauses (i) through (iv) above, that is not intended to and would not prevent or impede the ability of such Investor to perform its obligations under this Agreement.

(d) Approvals. The execution, delivery and performance by Investor of this Agreement, and the consummation by Investor of the actions to be taken by it hereunder in accordance with the terms hereof, do not and will not require any approval by any Governmental Authority or approval by any Third Party.

(e) Legal Actions. To the knowledge of Investor, as of the date hereof, there is no (i) Order pending or threatened against Investor or any other Person or (ii) Regulatory Agreement, in the case of each of clauses (i) and (ii), that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Investor of its obligations under this Agreement.

Section 4. Termination. The provisions of this Agreement will terminate and cease to have any force or effect upon the earlier to occur of (a) Issuer having obtained the Approvals or (b) the date of termination of the Investment Agreement and the Termination Agreement in accordance with their terms, with no Class A Common Stock or Preferred Stock having been issued under either such agreement (the “Expiration Time”), except that this Section 4 and Section 5 (excluding Sections 5(i), (p) and (q)) will survive any termination of this Agreement indefinitely or until the latest date permitted by applicable Law; provided, however, that no such termination shall relieve any party hereto from any liability for any intentional breach or violation by such party of this Agreement or fraud occurring prior to such termination.

Section 5. Miscellaneous.

(a) Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto (except that Issuer shall be permitted a right over any amendment only with respect to Section 5(p) hereof) or their respective successors in interest, or, in the case of a waiver, by the party waiving compliance. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any party hereto without the prior written consent of each other party hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6(b) shall be null and void ab initio.

(c) No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable right, benefit, remedy or claim under or in respect of this Agreement or any provision contained herein; provided that, notwithstanding the foregoing, Cetera Financial Holdings, Inc. is an intended third-party beneficiary of, and shall be entitled to enforce, this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(e) Entire Agreement. Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written or oral, with respect thereto.

(f) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by email), emailed (which is confirmed by return email) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Shareholder, to the address, facsimile number or email address for Shareholder set forth on the signature page hereto,

If to Investor, to the address, facsimile number or email address for Shareholder set forth on the signature page hereto.

or, in each case, such other address, facsimile number or email address as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received (and, if applicable, confirmed) prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(h) Jurisdiction. Any Action arising out of or relating to this Agreement or its interpretation, breach, validity, enforcement or termination (“Dispute”) shall be heard and determined in the federal courts of the United States located in the State of Delaware, or, if such courts do not have jurisdiction, the federal or state courts of the State of Delaware (“Delaware Courts”), to whose exclusive jurisdiction and venue the parties hereto hereby irrevocably consent and submit in respect of any Dispute. In any such Dispute: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such Dispute in any Delaware Court; and (ii) each party irrevocably consents to service of process in the manner provided for notices under Section 5(f), or in any other manner permitted by applicable Law. The parties hereto agree that a final judgment in any such Dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a trial court judgment.

(i) Specific Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 5(h), in addition to any other remedy to which it is entitled at law or in equity. The parties hereby waive, in any such action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(j) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(j).

(k) Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.

(l) Fees and Expenses. Except to the extent contemplated by the Investment Agreement, the parties to this Agreement shall bear their respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of their respective Representatives.

(m) Construction. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Investment Agreement or any ancillary agreement entered in connection therewith, the provisions of this Agreement shall govern and control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” which is to be construed as the imperative while the word “may” is to be construed as permissive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted assigns and successors. Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement will be interpreted without reference to any prior drafts hereof.

(n) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between Shareholder and Investor (and to the limited extent set forth herein, Issuer) and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto.

(o) Definitions.

(i)	“Affiliate” means, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with such Person.

(ii)	“Contract” means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

(iii)	“Encumbrance” means any security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature.

(iv)	“FINRA” means the Financial Industry Regulatory Authority, Inc., an independent regulator of securities firms doing business in the United States, and any successor thereto.

(v)	“Governmental Authority” means any United States (federal, state or local) or foreign government, court, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, legislative or administrative authority, board, bureau, agency, commission or self-regulatory organization, including FINRA and SEC.

(vi)	“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, rules, regulations, ordinances, codes, orders, judgments, injunctions, decrees or other legally enforceable requirements issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

(vii)	“Order” means a judgment, writ, injunction, order or decree of a Governmental Authority.

(viii)	“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

(ix)	“Pledge Agreement” means that certain Pledge Agreement, dated as of September 25, 2013 (as amended, modified, restated or supplemented from time to time) by and among the pledgers party thereto and Bank of America, N.A., as administrative agent.

(x)	“Regulatory Agreement” means any written agreement, consent agreement or memorandum of understanding with, or any Investment Agreement or similar undertaking to, or any supervisory letter from, any Governmental Authority.

(xi)	“SEC” means United States Securities and Exchange Commission (including the staff thereof).

(xii)	“Third Party” means any Person, including as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, other than, Shareholder, Investor and Issuer or any of their respective Affiliates.

(p) Company Matters. From the date hereof until the Expiration Time, Issuer shall not reflect any Transfer of the Class B Share in its books and records that is in breach or violation of this Agreement.

(q) Further Assurances. In case at any time from and after the date of this Agreement until the Expiration Time it is reasonably determined by Investor that any further action is necessary to carry out the intents and purposes of this Agreement by Shareholder in its capacity as a shareholder of Issuer, Shareholder in its capacity as a shareholder of Issuer shall promptly take or cause to be taken all such necessary action in accordance with and subject to the terms of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first set forth above.

RCAP HOLDINGS, LLC

By:	/s/ William M. Kahane
Name:	William M. Kahane
Title:	Managing Member

Attention:	James A. Tanaka
Address:	405 Park Ave., 14th Floor
Facsimile:	(646) 861-7743
Email:	JTanaka@rcscapital.com

[Signature Page to Voting Agreement]

Acknowledged and agreed
as of the date first written above:

Luxor Capital Group, LP

By:	/s/ Norris Nissim
	Name:	Norris Nissim
	Title:	General Counsel,
Luxor Capital Group, LP, Investment Manager